Exhibit 5.1

connette law office

438 East katella Avenue

suite 207

orange, California 92867

Telephone (714) 927-7217

Facsimile (714) -927-7941

Email: mike@connettelaw.com

May 19, 2014

QUATRA-RAD, INC.

1201 N. Orange St., Suite 700

Wilmington, DE 19801

Re:	Quatra-Rad, Inc. (hereinafter the “Company”) Registration Statement on Form S-1 Relating to 1,500,000 shares of the Company’s Common Stock, $0.0001 par value

Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1, filed by Quarta-Rad, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 1,500,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), which will be offered and issued by the Company. I understand that the Shares are to be sold by the Company’s officer and directors.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation, as amended, the By-Laws of the Company, the records of corporate proceedings of the Company, and such other agreements, instruments and documents, as I have deemed necessary to enable us to render the opinion hereinafter expressed. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity with the originals of all documents submitted to me as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based upon and subject to the foregoing, I am of the opinion that the shares to be offered and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Registration Statement, will be validly issued, fully paid and nonassessable.

I am an attorney licensed to practice law in the State of California. I express no opinion herein as to the laws of any other jurisdiction. This opinion is limited to matters governed by the federal laws of the United States and the general corporate laws of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws).

I shall have no obligation to inform you of changes in law or fact or of any other matters of which I become aware after the effective date of the Registration Statement.

I consent to the use of this opinion as an exhibit to the Registration Statement, and I consent to the reference of my name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

connette law office

/s/ Micheal T. Connette
Micheal T. Connette